Exhibit (a)(2)

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “LOCALSHARES INVESTMENT TRUST”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF AUGUST, A.D. 2012, AT 4:42 O’CLOCK P.M.

5203043 8100
120966196	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9802095

You may verify this certificate online at crop. delaware. gov/authver. shtml	DATE: 08 – 24 – 12

State of Delaware Secretary of State Division of Corporations Delivered 05:11 PM 08/23/2012 FILED 04:42 PM 08/23/2012 SRV 120966196 – 5203043 FILE

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

•	First: The name of the trust is LocalShares Investment Trust

•	Second: The name and address of the Registered Agent in the State of Delaware is

The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

•

Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

•	Fourth: (Insert any other information the trustees determine to include therein.)

By:
Trustee(s)
Name:	Elizabeth S. Courtney
Typed or Printed